Exhibit 99.1

Media contact: Karla Olsen, senior manager, media relations Phone: 888.613.0003 FAX: 316.261.6769 karla_olsen@wr.com
Investor contact: Bruce Burns, director, investor relations Phone: 785.575.8227 bruce_burns@wr.com

WESTAR ENERGY RESOLVES REMAINING ISSUES WITH PROTECTION ONE

AND AFFILIATES OF QUADRANGLE GROUP

Agreement Expected to Result in Fourth Quarter

After-Tax Gain of Approximately $70 million

TOPEKA, Kan., Nov. 15, 2004—Westar Energy, Inc. (NYSE:WR) today announced that it has reached a comprehensive settlement agreement with Protection One, Inc., its former subsidiary, and affiliates of Quadrangle Group, the purchaser of Westar Energy’s interest in Protection One. The agreement resolves payments due to Protection One for tax benefits received by Westar Energy for periods in which Protection One was included in Westar Energy’s consolidated tax return. In addition, the agreement provides for payments by Quadrangle to Westar Energy of additional contingent consideration under the purchase agreement relating to the sale of Westar Energy’s interest in Protection One. Finally, Westar Energy and Protection One agreed to mutually release all claims that related to the period during which Westar Energy was the majority owner of Protection One. The sale of Westar Energy’s interests in Protection One to Quadrangle was completed on February 17, 2004.

Pursuant to the terms of the settlement agreement, Quadrangle paid Westar Energy $32.5 million in cash as additional contingent consideration, and Westar Energy settled tax sharing-related obligations to Protection One by tendering $27.1 million in Protection One 7 3/8%

Westar Energy settle with Protection One and Quadrangle, page 2 of 2 senior notes, including accrued interest, and paying $45.9 million in cash. Westar Energy’s net cash payment under the settlement agreement was $13.4 million.

The company indicated that as a result of the settlement agreement it expects to realize an after-tax earnings gain of approximately $70 million in the fourth quarter. The gain includes approximately $1.8 million as a result of the gain on the surrender of the company’s Protection One 7 3/8% Series senior notes at face value, including accrued interest. The balance of the gain, which will be reported as income from discontinued operations, includes contingent consideration outlined in the purchase and sale agreement with Quadrangle and additional tax benefits associated with Westar Energy and Quadrangle having elected to treat the sale of Westar Energy’s Protection One stock as an asset sale.

Westar Energy, Inc. (NYSE: WR), together with its wholly owned subsidiaries, is the largest electric utility in Kansas, providing electric service to more than 649,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 34,800 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

Forward looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend” and words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Although we believe that the expectations and goals reflected in such forward-looking statements are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Annual Report on Form 10-K, as amended, for the year ended December 31, 2003, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, for important factors that could cause results to differ materially from those in any such forward-looking statements.

Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.